EX-99.30(E)(13)

Application Part 3 Agreement and Authorization Individual Life Insurance securian financial® Minnesota Life Insurance Company - a Securian Financial company Life New Business 400 Robert Street North, St. Paul, MN 55101-2098 Proposed insured name (last, first, middle) AGREEMENT: I have read, or had read to me the statements and answers recorded on my application. They are given to obtain this insurance and are, to the best of my knowledge and belief, true and complete and correctly recorded. I will notify Minnesota Life Insurance Company of any changes in the statements or answers given in the application between the time of application and delivery of the policy. I understand that any false statement or misrepresentation on this application may result in loss of coverage under this policy subject to the policy incontestability provision. I agree that they will become part of this application and any policy issued on it. The insurance applied for will not take effect unless the policy is issued and delivered and the full first premium is paid while the answers, to the best of my knowledge and belief as stated in this application remain true and complete. If such conditions are met, the insurance will take effect as of the earlier of the policy date specified in the policy or the date the policy is delivered to me; the only exception to this is provided in the Life Receipt and Temporary Insurance Agreement, issued if the premium is paid in advance. VARIABLE LIFE: I understand that the amount or the duration of the death benefit (or both) of the policy applied for may increase or decrease depending on the investment results of the sub-accounts of the separate account. I understand that the actual cash value of the policy applied for is not guaranteed and increases or decreases depending on the investment results. There is no minimum actual cash value for the policy values invested in these sub-accounts. Personal Information Authorization: I authorize Minnesota Life Insurance Company to share any information provided in this application with any physician, medical practitioner, hospital, clinic or other health care provider, pharmacy, pharmacy benefits manager, insurance or reinsuring company, consumer reporting agency, MIB, LLC, or any other data aggregator (collectively the “Sources”) which has any records or knowledge of my credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics, mode of living, purchase history, drug prescriptions, driving records, hazardous avocations, court records, foreign travel records or physical or mental health (collectively, “Personal Information”), and/or the Personal Information of each minor child listed as the proposed insured. This shall include ALL INFORMATION as to any medical history, consultations, diagnoses, prognoses, prescriptions or treatments and tests, including information regarding alcohol or drug abuse, genetic testing results and findings but not AIDS or AIDS-related conditions. To facilitate rapid submission of such information, I authorize all the Sources to give such records or knowledge to Minnesota Life Insurance Company or, with the exception of MIB, LLC, to any agency employed by Minnesota Life Insurance Company to collect and transmit such information. I understand the Personal Information is to be used for determining eligibility for insurance and it may be used for determining eligibility for benefits, or for the purpose of performing actuarial or internal business studies, research, analytics and other analysis. I understand that upon my written request, Personal Information obtained will be released to me or my personal physician. I understand the Personal Information may be made available to Underwriting, Claims, and support staff, licensed representatives, and firms of Minnesota Life Insurance Company. I authorize Minnesota Life Insurance Company or its reinsurers to release any such Personal Information to reinsuring companies, the MIB, LLC, or other persons or organizations performing business or legal services in connection with my application, claim or as may be otherwise lawfully required or as I may further authorize. I authorize Minnesota Life Insurance Company, or its reinsurers, to make a brief report of my personal, or if applicable, my protected health information to MIB, LLC. I understand that information used or disclosed under this authorization may be re-disclosed by the recipient and may no longer be protected by federal or state law. I agree this authorization shall be valid for 24 months from the date it is signed. The 24-month time limit complies with the time limit, if any, permitted by applicable law in the state where the policy is delivered or issued for delivery. I may revoke this authorization at any time by sending a written request addressed to Individual Underwriting department, Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, MN 55101-2098. I understand that a revocation is not effective to the extent that any action has been taken in reliance on this authorization. I understand that I, or my legal representative, have the right to request and receive a copy of this Authorization and that a photocopy shall be as valid as the original. I understand that no agent, sales representative or other person has power to: (a) accept risk; (b) make or modify contracts; (c) make, void, waive or change any conditions or provisions of the Securian Financial is the marketing name for Minnesota Life Insurance Company. ICC22-20253 1 of 2

application, policy or receipt, as applicable; (d) waive any Minnesota Life Insurance Company rights or requirements; (e) waive any information Minnesota Life Insurance Company requests; (f) discharge any contract of insurance; or (g) bind Minnesota Life Insurance Company by making promises respecting benefits upon any policy to be issued. I acknowledge that I have been given the Securian Financial Privacy Notice. I understand that a copy of this entire application, including Part 2, will be attached to the policy and delivered to the policyowner. USA Patriot Act Notification: The USA Patriot Act requires that Minnesota Life Insurance Company establish an Anti-Money Laundering (AML) Program, notify customers that we must verify the identity of the owner(s) of our contracts, and collect information sufficient to verify identity. Failure to provide us identification information may result in the delay of insurance coverage and may result in a decision not to accept your business. FRAUD WARNING: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law. The signatures below apply to this authorization, the policy application, and any supplements to the policy application. Proposed insured signature X Proposed insured name (please print) Date City State Owner signature if other than proposed insured (give title if signed on behalf of a business or trust) X Owner name (please print) Date City State Owner signature if other than proposed insured (give title if signed on behalf of a business or trust) X Owner name (please print) Date City State Parent/conservator/guardian signature for juvenile applications signature X Parent/conservator/guardian name (please print) Date City State Is replacement of existing life insurance or annuity involved in this application? Yes No I believe that the information provided by the owner and proposed insured is true and accurate. I certify I have accurately recorded all information given by the owner and proposed insured(s). Licensed representative signature X Licensed representative name (please print) Date ICC22-20253 2 of 2